SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant [ ]

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[ ]	Definitive Additional Materials

RESEARCH FRONTIERS INCORPORATED
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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240 Crossways Park Drive
Woodbury, NY 11797
(516) 364-1902

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

June 9, 2011 at 10:00 A.M. (please note the earlier start time)

To the Stockholders of Research Frontiers Incorporated:

     Notice is hereby given that the Annual Meeting of Stockholders of Research Frontiers Incorporated (the “Company”) will be held at the Fox Hollow Inn, 7725 Jericho Turnpike, Woodbury, New York 11797, on June 9, 2011 at 10:00 A.M., local time, for the following purposes:

1.	To elect one Class III director;

2.	To ratify the selection of BDO USA, LLP as the independent registered public accountants of the Company for the fiscal year ending December 31, 2011;

3.	To adopt an amendment which has been approved by the Board of Directors to the Company’s 2008 Equity Incentive Plan to increase the number of shares of Common Stock that may be awarded under the plan by 750,000;

4.	To vote on an advisory resolution on the Company’s executive compensation;

5.	To vote on the frequency of future stockholder advisory votes on the Company’s executive compensation; and

6.	To transact such other business as may properly come before the meeting or any adjournments thereof.

       The Board of Directors has fixed the close of business on April 18, 2011 as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting or any adjournments thereof.

       The Board of Directors requests all stockholders to sign and date the enclosed form of proxy and return it in the postage paid, self-addressed envelope provided for your convenience. Please do this whether or not you plan to attend the meeting. Should you attend, you may, if you wish, withdraw your proxy and vote your shares in person. BECAUSE YOUR BROKER MAY NOT HAVE DISCRETION TO VOTE ON ALL OF THE ABOVE MATTERS, IT IS IMPORTANT THAT YOU SEND IN YOUR PROXY.

By Order of the Board of Directors,

JOSEPH M. HARARY, Secretary

Woodbury, New York
April 29, 2011

RESEARCH FRONTIERS INCORPORATED
240 CROSSWAYS PARK DRIVE, WOODBURY, NY 11797 (516) 364-1902

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
To be held on Thursday, June 9, 2011

     This Proxy Statement is furnished by the Board of Directors of Research Frontiers Incorporated (the “Company”) in connection with the solicitation by the Company of proxies to be voted at the Annual Meeting of Stockholders which will be held at the Fox Hollow Inn, 7725 Jericho Turnpike, Woodbury, New York 11797, on June 9, 2011, at 10:00 A.M., local time, and all adjournments thereof.

     Any stockholder giving a proxy will have the right to revoke it at any time prior to the time it is voted. A proxy may be revoked by written notice to the Company, Attention: Secretary, by execution of a subsequent proxy or by attendance and voting in person at the Annual Meeting of Stockholders. Attendance at the meeting will not automatically revoke the proxy. All shares represented by effective proxies will be voted at the Annual Meeting of Stockholders, or at any adjournment thereof. Unless otherwise specified in the proxy, shares represented by proxies will be voted (i) for the election of the nominee for director listed below, (ii) for the ratification of the selection of the independent registered public accountants, (iii) for the adoption of the amendment to the Company’s 2008 Equity Incentive Plan, (iv) for the approval, by non-binding vote, of the Company’s executive compensation and (v) for the approval, by non-binding vote, of three years as the frequency of stockholder advisory votes on the Company’s executive compensation. The cost of proxy solicitations will be borne by the Company. In addition to solicitations of proxies by use of the mails, some officers or employees of the Company, without additional remuneration, may solicit proxies personally or by telephone. The Company will also request brokers, dealers, banks and their nominees to solicit proxies from their clients, where appropriate, and will reimburse them for reasonable expenses related thereto.

     The Company’s executive offices are located at 240 Crossways Park Drive, Woodbury, New York 11797. The Company believes that it can learn from constructive dialog with stockholders and other stakeholders and therefore actively encourages communications with all such interested parties. All e-mail communications to Directors@SmartGlass.com will be forwarded to each director of the Company. Furthermore, subject to the limits imposed by U.S. Securities and Exchange Commission (“SEC”) regulations regarding disclosure of information that is not made generally available to all stockholders at the same time, we will endeavor to respond to specific questions or suggestions which, in the opinion of management or the Board, merit individual response. On or about May 5, 2011 this Proxy Statement and the accompanying form of proxy, together with a copy of the Annual Report of the Company for the year ended December 31, 2010, including financial statements, are to be mailed to each stockholder of record at the close of business on April 18, 2011.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS MEETING TO BE HELD ON JUNE 9, 2011

This Proxy Statement is available at www.smartglass.com/proxy.asp.

VOTING SECURITIES AND SECURITY OWNERSHIP

Shares Entitled to Vote, Quorum and Required Vote

     Only stockholders of record at the close of business on April 18, 2011 are entitled to vote at the meeting. As of April 18, 2011, the Company had issued and outstanding and entitled to vote 18,544,355 shares of common stock, par value $0.0001 per share (the “Common Stock”), the Company’s only class of voting securities outstanding. Each share of Common Stock entitles the holder thereof to one vote.

     As a stockholder of record, you may vote in person at the Annual Meeting or you may vote by proxy without attending the meeting. If you are a registered stockholder, you may vote your shares by giving a proxy via mail, telephone or Internet. To vote your proxy by mail, indicate your voting choices, sign and date your proxy card and return it in the postage-paid envelope provided. You may vote by telephone or Internet by following the instructions on your proxy card. If you hold your shares through a broker, bank or other nominee, that institution will send you separate instructions describing the procedure for voting your shares.

     If you provide a properly executed proxy before voting at the Annual Meeting is closed, the persons listed on the proxy card will vote your shares of Common Stock in accordance with your directions. If you do not indicate how your shares are to be voted, the persons listed on the proxy card will vote your shares as recommended by the Board of Directors. The persons listed on the proxy card will also have the discretionary authority to vote on your behalf on any other matter that is properly brought before the Annual Meeting. If you wish to give a proxy to someone other than the persons listed on the proxy card, please cross out the names of the people listed on the proxy card and add the name of the person holding your proxy.

     If we receive a valid proxy before voting at the Annual Meeting is closed, your shares are voted as indicated on the proxy card. If you indicate on your proxy card that you wish to “abstain” or “withhold,” as the case may be, from voting on an item, your shares will not be voted on that item.

     If you do not provide voting instructions to your broker or nominee at least ten days before the Annual Meeting, that person has discretion to vote your shares on matters that the Nasdaq Capital Market has determined are routine. However, a broker or nominee cannot vote shares on non-routine matters without your instructions, and this is referred to as a “broker non-vote.” Even though your broker may have discretionary authority under current Nasdaq Capital Market rules to vote your shares on your behalf on the proposal regarding the ratification of BDO USA, LLP as our accountants for 2011, your broker does not have authority to vote on the election of a director, for the amendment to the 2008 Equity Incentive Plan presented at this Annual Meeting, for the advisory resolution on the Company’s executive compensation or on the frequency of future stockholder advisory votes on the Company’s executive compensation, so it is important that you vote your shares and send in your proxy.

     The Annual Meeting cannot conduct business unless a quorum is present. In order to have a quorum, a majority of the shares of the Common Stock that are outstanding and entitled to vote at the meeting must be represented in person or by proxy. Abstentions and broker non-votes will be counted to determine whether there is a quorum present. If a quorum is not present, the Annual Meeting will be rescheduled for a later date.

     A Director is elected by a plurality of the votes cast at the meeting on this proposal and the nominee who receives the most votes will be elected. Please note that the rules that guide how most brokers vote your stock have changed. Such rules provide that brokerage firms or other nominees may not vote your shares with respect to matters that are not “routine” under the rules. The rules were recently amended to provide that the election of directors is no longer a “routine” matter. Accordingly, most brokerage firms or other nominees may not vote your shares with respect to the election of directors without specific instructions from you as to how your shares are to be voted. Broker non-votes will have no effect on the outcome of the vote.

     The ratification and appointment of our independent registered public accounting firm for 2011 requires an affirmative majority of the total votes cast “FOR” and “AGAINST” to be approved. This matter is considered a “routine” under the rules and, therefore, brokerage firms and other nominees have the authority under the rules to vote your unvoted shares with respect to this matter if you have not furnished voting instructions within a specified period of time prior to the meeting. Abstentions will have the same effect as votes against the proposal. Broker non-votes will have no effect on the outcome of the vote.

Security Ownership of Principal Stockholders and Management

     The following table sets forth certain information with respect to those persons or groups known to the Company who beneficially own more than 5% of the Common Stock and for all directors and executive officers of the Company individually and as a group.

	Amount and
	nature of		Exercisable
	Beneficial		Warrants	Percent
Name of Beneficial Owner	Ownership(1)		and Options	of Class
Robert L. Saxe	1,102,838	(2)	636,530	5.7
Joseph M. Harary	645,904	(3)	336,000	3.4
Victor F. Keen	524,699		202,200	2.8
Gregory G. Grimes	122,856		49,500	0.7
Michael R. LaPointe	120,759	(4)	104,500	0.6
Steven M. Slovak	114,500		96,500	0.6
Richard Hermon-Taylor	82,625		25,000	0.4
M. Philip Guthrie	78,600		25,000	0.4
Seth L. Van Voorhees	48,000		0	0.3
John H. Derby	12,600		0	0.1
All directors and officers as a group (10 persons)	2,853,381	(5)	1,475,230	15.1

(1)	All information is as of April 18, 2011 and was determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), based upon information furnished by the persons listed or contained in filings made by them with the SEC or otherwise known to the Company. Unless otherwise indicated, beneficial ownership disclosed consists of sole voting and dispositive power, and also includes options and warrants held by the listed persons that are presently exercisable or exercisable within the next 60 days, and awards of restricted stock subject to vesting are assumed to be fully issued and outstanding. Shares of Common Stock of the Company acquired by officers, directors and employees through the exercise of stock options or otherwise are subject to restrictions on their transfer, including restrictions imposed by applicable securities laws, as well as additional restrictions imposed by the Company in accordance with written agreements and policy statements. The mailing address for the above individuals is c/o Research Frontiers Incorporated, 240 Crossways Park Drive, Woodbury, NY 11797.

(2)	Includes (i) 62,788 shares of Common Stock owned by a trust u/w Leonard S. Saxe for which Mr. Saxe serves as a co-trustee, and has a beneficial interest in one-half of the income from such trust; and (ii) 11,250 shares of Common Stock owned by a trust for the children of the late George Backer and certain others for which Mr. Saxe serves as sole trustee. Mr. Saxe disclaims beneficial ownership of all securities described in item (ii) above.

(3)	Includes 97,560 shares of Common Stock owned by Mr. Harary’s children, as to which shares Mr. Harary disclaims beneficial ownership.

(4)	Includes 898 shares of Common Stock owned by Mr. LaPointe’s wife, as to which shares Mr. LaPointe disclaims beneficial ownership.

(5)	Includes the securities described above in footnotes (2) through (4).

ELECTION OF DIRECTOR
(Item 1)

     Effective January 1, 2011 the Company increased the number of directors from five to seven members, pursuant to the By-Laws of the Company. A majority of the Board of Directors of the Company (five of the seven members) are independent directors. The Board of Directors is divided into three classes. Each class serves three years, with the terms of office of the respective classes expiring in successive years. The term of office of the Class III director expires at the 2011 Annual Meeting of Stockholders. The Board of Directors, upon recommendation of the Nominating and Corporate Governance Committee, proposes that Robert L. Saxe be elected to serve again as Class III director and hold office for a three-year term expiring at the 2014 Annual Meeting of Stockholders, and until the election and qualification of a respective successor. Mr. Saxe has indicated a willingness to serve as a director again. If no other choice is specified in the accompanying proxy, the persons named therein have advised the Board of Directors that it is their present intention to vote the proxy for the election of the nominees set forth below. Each of the members of the Board of Directors of the Company, including the nominee listed below, is presently a director of the Company, and was elected to such office by the stockholders of the Company, except for John H. Derby and Gregory G. Grimes who were appointed to the expanded Board of Directors effective January 1, 2011. Should a nominee become unable to accept nomination or election, it is intended that the person named in the accompanying proxy will vote for the election of such other person as the Board of Directors may nominate in the place of such nominee on the recommendation of the Nominating and Corporate Governance Committee. There is no indication at present that the nominee will be unable to accept nomination.

     We believe that the members of our Board of Directors represent a desirable mix of backgrounds, skills and experience. The following biographical information is provided with respect to each director, including the specific experience, qualifications, attributes or skills that led to the conclusion that the director nominee below should serve as one of our directors in light of our business and structure.

Director Standing for Election

Robert L. Saxe

     Bob Saxe, age 75, is a founder of the Company, has been Chairman of the Board of Directors of the Company since its inception in 1965, and was its President from 1966 to February 2002, its Treasurer from 1966 to 2005 and its Chief Executive Officer from 1965 to 2008. Mr. Saxe is currently the Company’s Chief Technology Officer. He graduated from Harvard College in 1956 with an A.B. degree, Cum Laude in General Studies (with a major in physics) and received an M.B.A. degree from Harvard Business School in 1960. Our conclusion that Mr. Saxe should serve as one of our directors is based not only on his well-developed knowledge of the Company, its technology and the industries that it serves, which is a result of the executive positions he has held with the Company over many years, but is also based on his strategic vision and leadership abilities. These qualifications allow him to contribute his well-informed insight and perspectives to the deliberations, discussions and actions of the Board of Directors.

Directors Continuing in Office

Class I - Term Expires at the 2012 Annual Meeting of Stockholders

John H. Derby

     Jack Derby, age 66, has been a director of the Company since January 2011. Mr. Derby serves on the Company’s Audit Committee and the Company’s Nominating and Corporate Governance Committee. He is currently or has been an active board member in twenty companies including fourteen companies that he has either co-founded or managed as the CEO. Mr. Derby is currently the Director Emeritus of The Associated Industries of Massachusetts and is a Director at Accounting Management Solutions, The Alliance Companies, Beacon Hospice, Brainshark Corporation, Rome Snowboards and Ntirety Inc. Jack is also a board member of The Common Angels, one of the largest angel group investors in the U.S. Mr. Derby also served as a Director of Hybricon Corporation until that company was acquired by Curtis Wright Corporation in 2010. As President of Derby Management, a management consulting firm focused in entrepreneurial and emerging growth markets, Jack brings extensive core experience in sales, marketing and strategic planning. Prior to forming Derby Management in 1990, Jack’s background included positions as CEO of Mayer Electronics Corporation, President of CB Sports, President of Litton Industries Medical Systems, CEO of Datamedix Corporation and Executive Vice President of Becton Dickinson Medical Systems. Jack Derby is a professor at Tufts University’s School of Engineering where he teaches a course in Entrepreneurial Sales and Marketing. He is also a Lecturer at MIT where he teaches classes in business planning and marketing for undergraduate students in the Mechanical Engineering Department.

Gregory G. Grimes

     Greg Grimes, age 42, has been a director of the Company since January 2011. Mr. Grimes serves on the Company’s Audit Committee and the Company’s Compensation Committee. Mr. Grimes is the top-selling sales associate company-wide at Hermes of Paris, the French luxury goods retailer. Prior to working for Hermes, Mr. Grimes was Store Director and Regional Sales Manager for MCM, the German luxury goods maker. He also worked for Kirby, Warren & Associates, a consulting firm dedicated to the development and support of small business operation. Mr. Grimes has been an investor in the Company for over a decade, and has already contributed to the Company’s success through sales and marketing advice and introducing the company to a large network of investors and contacts in the automotive, architectural, and aerospace industries.

Joseph M. Harary

     Joe Harary, age 50, became Vice President and General Counsel to the Company in April 1992 and has been a director of the Company since February 1993. In December 1999, Mr. Harary was promoted to the position of Executive Vice President and General Counsel, and in February 2002 was promoted to the position of President and Chief Operating Officer of the Company. Mr. Harary was promoted to the position of Chief Executive Officer of the Company in January 2009. Mr. Harary has also been the Treasurer and Chief Financial Officer of the Company since 2005 and its corporate Secretary since 2007. Prior to joining the Company, Mr. Harary’s corporate law practice emphasized technology, licensing, mergers and acquisitions, securities law, and intellectual property law at three prestigious New York City law firms. Mr. Harary graduated Summa Cum Laude from Columbia College in 1983 with an A.B. degree in economics, and received a Juris Doctor degree from Columbia Law School in 1986 where he was a Harlan Fiske Stone Scholar. Prior to attending law school, Mr. Harary was an economist with the Federal Reserve Bank of New York. Mr. Harary’s significant and diverse managerial experience with the Company for more than 18 years, including executive and operational roles, gives him unique insights into the Company’s business, relationships, challenges, opportunities and operations.

Richard Hermon-Taylor

     Richard Hermon-Taylor, age 69, has been a director of the Company since December 2007. Mr. Hermon-Taylor serves as Chairman of the Company’s Nominating and Corporate Governance Committee, and also serves on the Company’s Audit and Compensation Committees. His prior Board of Director experience includes Harley-Davidson, a $5 billion manufacturer of motorcycles, clothes, and the licensor of the Harley-Davidson trademark. During his over 15-year tenure on the Harley-Davidson Board, he served on its Audit, Compensation, and Nominating Committees. He also served on the Board of Galileo Electro-Optics, a public company that was acquired by Corning, Inc. From 1970 to 1986, he was with the Boston Consulting Group and managed the firm’s offices in Boston and Milan. Mr. Hermon-Taylor received a B.A. in Chemical Engineering from Cambridge University in England and an MBA from the Harvard University Graduate School of Business, where he was a Baker Scholar. He is currently President and Co-Founder of Bio-Science International, Inc. This company specializes in technology development and licensing agreements for the life sciences industry. He also operates his own marketing and corporate strategy consultancy. Mr. Hermon-Taylor’s more than 20 years of service as a director of several public companies helps guide the Board in its strategic oversight role. In addition, he has expertise in licensing and has extensive experience as a strategy consultant in industries important for the Company, including the automotive industry, the architectural market and high-end consumer products. His international background and experience add to the strength of our Board.

Class II - Term Expires at the 2013 Annual Meeting of Stockholders

M. Philip Guthrie

     Phil Guthrie, age 66, has been a director of the Company since December 2007. Mr. Guthrie serves as Chairman of the Company’s Audit Committee, and also serves on the Company’s Compensation and Nominating and Corporate Governance Committees. Mr. Guthrie was Chief Financial Officer of two public companies in the airline industry - Southwest Airlines during its formative and high-growth years, and Braniff International during its initial restructure and successful reorganization. His other aerospace experience includes CEO of InTech Aerospace Group, which provided a full range of interior service and maintenance to the commercial airline industry and to the US Government. He was Managing Director of Mason Best Company and served in board and management roles in many of its and other private equity firms’ portfolio companies. He has also served as Chairman of the Board for Westmark/Tracor, a maker of military electronic systems. He currently serves on the Boards of Ariel Reinsurance (Bermuda) and is also a member of its Audit Committee, Direct General Corporation where he is also Chairman of its Audit Committee, Bristol Group (Argentina), and Neuro Resource Group, Inc. He is CEO of Neuro Holdings International, an international distributor of leading-edge medical devices for pain management. Mr. Guthrie has a CPA and began his career at Price Waterhouse. He has an MBA from the University of Michigan where he was a Paton Scholar and a BBA Summa Cum Laude in accounting from Louisiana Tech University. He is CEO of Denham Partners, LLC, a private investment firm. Mr. Guthrie has more than 20 years of service as CEO, CFO, and director of various public and private companies which provides the Board with strategic insights in all areas. In addition, he has experience in public accounting, has led many large financial transactions and has held senior management roles in multiple airline and aviation companies. Furthermore, his international business experience and financial and strategic consulting abroad enable him to provide a global perspective to the Board.

Victor F. Keen

     Victor F. Keen, age 69, has been a director of the Company since June 2001, and served as the Company’s corporate Secretary from 1987 to 2007. Mr. Keen is Of Counsel to the law firm of Duane Morris LLP, one of the 100 largest law firms in the world with more than 650 lawyers. He has served prior thereto as a partner and chairman of Duane Morris’ tax department. Mr. Keen is a graduate of Trinity College (1963) and Harvard Law School (1966). Mr. Keen serves as Chairman of the Company’s Compensation Committee, and also serves on the Company’s Audit Committee and Nominating and Corporate Governance Committee. Mr. Keen is also a member of the board of directors of 3DIcon Corporation, a development-stage technology company developing 3-D projection and display technologies. Mr. Keen serves on 3DIcon’s Audit Committee, Nominating/Corporate Governance Committee and Compensation Committee, and is Chairman of its Compensation Committee. Mr. Keen is also a Managing Member of Chelsea/Village Associates, LLC and Ninth Avenue Associates, LLC, both of which own and manage real estate in Manhattan. Mr. Keen possesses valuable experience as a result of his service on the boards and committees of other public companies. He also has extensive experience in representing and counseling large and small companies in a wide variety of business transactions. Mr. Keen provides valuable insight as a long time investor in the Company and as one of its largest non-management stockholders.

CORPORATE GOVERNANCE

Board Leadership Structure and Risk Oversight

     The Company has separated the positions of Chairman and Chief Executive Officer. The Company’s founder, Robert L. Saxe, has served as the Company’s Chairman since the Company’s formation. The Company promoted the Company’s President, Joseph M. Harary, to his current position as Chief Executive Officer effective in January 2009. We believe that this division of responsibilities allows Mr. Saxe to focus on matters relating to the proper functioning of the Board of Directors while permitting Mr. Harary to focus on matters relating to the management of the Company. In addition, since the Board is responsible for the monitoring of the performance of the Company and of its Chief Executive Officer, the separation of roles of Chief Executive and Board Chairman, together with the fact that the majority of the Board members are independent under the applicable listing standards of the NASDAQ Capital Market, helps to ensure that these functions are properly executed. The committees of the Board are each chaired by an independent director. Mr. Guthrie chairs the Audit Committee, Mr. Keen chairs the Compensation Committee, and Mr. Hermon-Taylor chairs the Nominating and Corporate Governance Committee.

     Our Board oversees a Company-wide approach to risk management that is designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance stockholder value. A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate. In setting our business strategy, our Board assesses the various risks that now or in the future may be faced by the Company and the degree to which they are being mitigated by management, and determines what constitutes an appropriate level of risk for us.

     While our Board has the ultimate oversight responsibility for the risk management process, various committees of our Board also have responsibility for risk management in their particular areas of responsibility. In particular, the Audit Committee focuses on financial risk, including internal controls, and receives an annual risk assessment report from our internal auditor and outside auditors. Risks related to our compensation programs are reviewed by the Compensation Committee and the Company’s overall compensation policies covering all employees are meant to motivate employees with an effective balance between cash and equity compensation, focus on performance, and improve our results on a cost-effective basis without encouraging excessive risk taking. Legal and regulatory compliance risks are reviewed by the Nominating and Corporate Governance Committee. Our Board is advised by the Committees of significant risks and management’s response via periodic updates.

Board Composition

     The number of directors is currently set at seven. The Company has a classified board of directors which is divided into three classes. Members of each class are elected to serve for staggered three-year terms. The Company believes that a classified board of directors provides continuity and stability in pursuing the Company’s business strategies and policies and reinforces the Company’s commitment to a long-term perspective and increases the Board’s negotiating leverage when dealing with a potential acquirer. As discussed below under “Director Independence,” a majority of the Board of Directors of the Company are “independent” directors.

     At a minimum, Board members and candidates for membership on the Board of Directors must possess the experience, skills and background necessary to gain a basic understanding of the principal operational and financial objectives and plans of the Company, the results of operations and financial condition of our Company and its business segments and the relative standing of our Company and its business in relation to its competitors. In addition, candidates must have a perspective that will enhance the Board’s strategic discussions and must be capable of and committed to devoting adequate time to Board duties, including attendance at regularly-scheduled Board and Board Committee meetings.

     The Nominating and Corporate Governance Committee reviews and assesses with the Board of Directors the specific skills, experience, and background sought of Board members in the context of our business and the then-current membership on the Board. This assessment includes a consideration of independence, diversity, skills, business experience, and personal and industry backgrounds. Although the Company does not have a formal policy on diversity, as a matter of practice, the Nominating and Corporate Governance Committee strives to have a diverse set of skills, experience and backgrounds represented on the Board in order to bring many different viewpoints to guide and assist management of the Company. The Nominating and Corporate Governance Committee and the Board generally regard the following as key skills and experience important for the Company’s Directors, as a group, to have in light of our current business and structure: senior leadership experience, public company board experience, experience in financial markets and with financing transactions, knowledge of accounting and financial reporting processes, experience in various industries relevant to the markets for the Company’s light-control technology, technical knowledge relevant to our products, licensing, marketing and strategic planning expertise and legal education and experience.

Director Independence

     The Board has determined that Messrs. Derby, Grimes, Guthrie, Hermon-Taylor and Keen are “independent” in accordance with applicable listing standards of the NASDAQ Capital Market. Because Messrs. Saxe and Harary are employed as executive officers of the Company, neither qualifies as independent.

     The NASDAQ Capital Market rules provide that a director cannot be considered independent if:
  the director is, or at any time during the past three years was, an employee of the company;

  the director or a family member of the director accepted any compensation from the company in excess of $120,000 during any period of 12 consecutive months within the three years preceding the independence determination (subject to certain exclusions, including, among other things, compensation for board or board committee service);

  a family member of the director is, or at any time during the past three years was, an executive officer of the company;

  the director or a family member of the director is a partner in, controlling stockholder of, or an executive officer of an entity to which the company made, or from which the company received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year or $200,000, whichever is greater (subject to certain exclusions);

  the director or a family member of the director is employed as an executive officer of an entity where, at any time during the past three years, any of the executive officers of the company served on the compensation committee of such other entity; or

  the director or a family member of the director is a current partner of the company’s outside auditor, or at any time during the past three years was a partner or employee of the company’s outside auditor, and who worked on the company’s audit.
     In addition, an independent director must be a person who lacks a relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board has not established categorical standards or guidelines to make these subjective determinations but considers all relevant facts and circumstances.

     In addition to the Board-level standards for director independence, the directors who serve on the Audit Committee each satisfy standards established by the SEC providing that to qualify as “independent” for the purposes of membership on that committee, members of audit committees may not accept directly or indirectly any consulting, advisory, or other compensatory fee from the company other than their director compensation.

Board Committees

     The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The Board has determined that each member of these committees is an “independent director” in accordance with applicable listing standards of the NASDAQ Capital Market. The members of the Audit Committee are Messrs. Derby, Grimes and Guthrie. The members of the Compensation Committee are Messrs. Grimes, Guthrie, Hermon-Taylor and Keen. The members of the Nominating and Corporate Governance Committee are Messrs. Derby, Hermon-Taylor and Keen.

     Audit Committee. During fiscal 2000, the Audit Committee of the Board of Directors developed a written charter for the Committee that was approved by the Board of Directors which was updated in 2004, and was updated again in February 2009. The complete text of the Audit Committee’s current charter is available on Company’s website at www.SmartGlass.com and is also attached as an exhibit to the Company’s April 30, 2009 Proxy Statement.

     The Audit Committee reviews and reports to the Board of Directors with respect to various auditing and accounting matters, including the nomination of the Company’s independent registered public accountants, the scope of audit procedures, general accounting policy matters and the performance of the Company’s independent registered public accountants. M. Philip Guthrie serves as the Audit Committee’s Chairman and is also the Audit Committee’s “financial expert” (as such term is defined by applicable rules). The Company believes that all of the members of its Audit Committee, due to their backgrounds and business experience, have a sufficient understanding of generally accepted accounting principles and financial statements, the ability to assess the general application of such principles, an understanding of internal controls over financial reporting and of audit committee functions to perform their duties as an Audit Committee.

     Compensation Committee. The Compensation Committee reviews and reports to the Board of Directors its recommendations for compensation of all employees and sets the compensation of the management of the Company. In addition, each committee member is a “non-employee director” as defined in Rule 16b-3 under the Exchange Act and an “outside director” as defined for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). The Compensation Committee is not required to, and does not have, a written charter.

     Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for overseeing the governance practices of the Company and for making recommendations to the Board for any modifications to such practices. It also identifies individuals qualified to become Board members and recommends to the Board the director nominees for the next annual meeting of stockholders and candidates to fill vacancies on the Board. Additionally, the committee recommends to the Board the directors to be appointed to Board committees. Because the Board of Directors of the Company has a majority of independent directors, these independent directors control the Board of Directors’ selection of nominees for director. The Nominating and Corporate Governance Committee is not required to, and does not have, a written charter.

     The Nominating and Corporate Governance Committee considers candidates for Board membership suggested by its members and by other Board members. The Nominating and Corporate Governance Committee may also engage the services of a director candidate search consultant. In that case, the director candidate search consultant will seek out candidates who have the experiences, skills, and characteristics that the Nominating and Corporate Governance Committee has determined are necessary to serve as a member of the Board and then present the most qualified candidates to the Nominating and Corporate Governance Committee and the Company’s management.

     Once a prospective nominee has been identified, the Nominating and Corporate Governance Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on the information provided to the committee with the recommendation of the prospective candidate, as well as the committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries of the person making the recommendation or others. The preliminary determination is based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors described under the heading “Board Composition” above. The committee then evaluates the prospective nominee and his or her qualifications, as well as other factors which may include such things as whether the prospective nominee meets the independence requirements and other qualifications or criteria set forth under applicable listing standards of the NASDAQ Capital Market, or other requirements defined under applicable SEC rules and regulations; the extent to which the prospective nominee’s skills, experience and perspective add to the range of talent appropriate for the Board and whether such attributes are relevant to the Company’s industry; the prospective nominee’s ability to dedicate the time and resources sufficient for the diligent performance of Board duties; and the extent to which the prospective nominee holds any position that would conflict with responsibilities to the Company.

     If the Nominating and Corporate Governance Committee’s internal evaluation is positive, the committee and possibly others will interview the candidate. Upon completion of this evaluation and interview process, the Nominating and Corporate Governance Committee makes a recommendation and report to the full Board as to whether the candidate should be nominated by the Board and the Board determines whether to approve the nominee after considering this recommendation and report.

     Additionally, in selecting nominees for directors, the Nominating and Corporate Governance Committee will review candidates recommended by stockholders in the same manner and using the same general criteria as candidates recruited by the committee and/or recommended by the Board. The Nominating and Corporate Governance Committee will also consider whether any person nominated by a stockholder has been so nominated on a timely basis and in accordance with the provisions of the Company’s By-Laws relating to stockholder nominations and other applicable provisions including those described in “2011 Stockholder Proposals and Director Nominations” below.

Attendance at Board, Committee, and Annual Stockholders’ Meetings

     During 2010, the Company’s Board of Directors had 18 formal meetings and also met numerous additional times informally, the Board’s Audit Committee met four times, the Board’s Compensation Committee met nine times, and the Board’s Nominating and Corporate Governance Committee met eight times. No incumbent director attended less than 75% of meetings of the full Board of Directors and of the Board committee(s) of which that director was a member during 2010. The Company encourages and expects all of its directors to attend its Annual Meeting of Stockholders, and all incumbent directors attended last year’s Annual Meeting of Stockholders.

Executive Officers

     In addition to Robert L. Saxe and Joseph M. Harary, whose biographical information is provided above, the only other executive officers of the Company are Seth L. Van Voorhees (effective January 1, 2011), Michael R. LaPointe and Steven M. Slovak.

     Seth L. Van Voorhees, age 50, became the Company’s Chief Financial Officer and Vice President - Business Development effective January 1, 2011. Prior to joining the Company, Mr. Van Voorhees previously held senior financial, business development and investment banking positions as chief financial officer of American Pacific, a publicly-traded specialty chemical manufacturer, and at Merrill Lynch, Wasserstein Perella and UBS Warburg, where he completed numerous investment banking assignments for advanced power technology and industrial clients. Earlier in his career, Mr. Van Voorhees worked for Battelle, Pacific Northwest Laboratories, where he focused on advanced battery technology for the US Department of Energy. Mr. Van Voorhees’ academic credentials include a doctorate in chemistry from the University of Pennsylvania, a MBA from Columbia University and a BS from SUNY at Stony Brook.

     Michael R. LaPointe, age 52, who is the Company’s Vice President - Marketing since March 2002, joined the Company as its Director of Marketing for Architectural Windows and Displays in March 2000. Mr. LaPointe, a graduate of Brown University with a B.A. in Organizational Behavior & Management and a B.A. in Psychology, worked in a marketing capacity for IBM Corporation in the early 1980s. He subsequently founded and developed several companies involved in the application and licensing of new technologies for various consumer products. During that period Mr. LaPointe also worked as a management consultant, where in 1994 he began his relationship with the Company, assisting the Company with its marketing strategy.

     Steven M. Slovak, age 49, joined the Company in January 1989 as a chemist and was promoted to various positions. In November 2005, Mr. Slovak became the Company’s Director of Film Development and, in January 2008, was promoted to his current position as Vice President-Technology where he oversees a team of chemists and growing R&D initiatives. Steve Slovak is an inventor on numerous patents and patent applications held by the Company worldwide on SPD-Smart light-control technology, and is a member of various scientific organizations including the ASTM International and the National Fenestration Ratings Council (NFRC).

Compensation Committee Interlocks and Insider Participation

     In 2010, the Compensation Committee of our Board of Directors consisted solely of independent directors. None of the Company’s executive officers served as a director or member of the compensation committee of another entity which had an executive officer that served as a director or member of the Company’s Compensation Committee. No member of the Company’s Compensation Committee is a current or former employee of the Company.

     The Board of Directors recommends a vote FOR election of the nominee listed above, and it is intended that proxies not marked to the contrary will be so voted.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
(Item 2)

     The Audit Committee, with the concurrence of the Board of Directors, has selected the firm of BDO USA, LLP to serve as our independent registered public accountants for the fiscal year ending December 31, 2011. BDO USA, LLP has been the Company’s independent registered public accountants since 2005. We expect that representatives of BDO USA, LLP will attend the meeting, have the opportunity to make a statement if they so desire, and be available to respond to appropriate questions.

Audit and Other Fees

     The following table presents fees paid or accrued for professional audit services rendered by BDO USA, LLP for the audit of our annual financial statements for the years ended December 31, 2010 and 2009, and fees billed to us for other services rendered by BDO USA, LLP during that period:

	2010	2009
Audit Fees (1)	$135,500	$145,000
Audit-Related Fees	0	0
Tax Fees (2)	13,000	13,000
All Other Fees	0	0
Total	$148,500	$158,000

(1)	Audit fees include fees for the audit of the Company’s annual financial statements and review of its internal controls over financial reporting, review of financial statements included in the Company’s Form 10-Q Quarterly Reports, and services that are normally provided by the independent registered public accountants in connection with regulatory filings for those fiscal years.

(2)	Tax fees include fees for all services performed by the independent registered public accountants’ tax personnel except those services specifically related to the audit of the financial statements, and includes fees for tax compliance and tax advice.

     The Audit Committee has approved the above-listed fees, has considered whether the provision of the tax services described above is compatible with maintaining such accounting firms’ independence, and has determined that the provision of such services is compatible with maintaining such accounting firms’ independence.

     The Board of Directors recommends a vote FOR ratification of the selection of the accounting firm of BDO USA, LLP as independent registered public accountants of the Company for the fiscal year ending December 31, 2011.

ADOPTION OF AMENDMENT TO THE 2008 EQUITY INCENTIVE PLAN
(Item 3)

Description of the Amendment

     The amendment, which was approved by the Board of Directors on April 26, 2011, would increase by 750,000 the number of shares of Common Stock reserved for issuance under the 2008 Equity Incentive Plan (the “2008 Plan”) to an aggregate of 1,500,000 shares. Since only 61,708 shares are currently available for issuance under the 2008 Plan, the amendment would increase this amount to 811,708 shares available for future awards under the 2008 Plan. If approved by the stockholders, the amendment will be effective immediately and the Company intends promptly to file an amendment to its current registration statement on Form S-8 covering awards issued under the 2008 Plan to cover these additional shares.

Description of the 2008 Plan and Reasons for Amendment

     The 2008 Plan was adopted on June 12, 2008 by the stockholders of the Company and provides for the granting of both incentive stock options and nonqualified stock options, all at or above the fair market value at the date of grant, to employees or non-employees who, in the determination of the Board of Directors, have made or may make significant contributions to the Company in the future. The terms of these options are specified in more detail in the “Report on Executive Compensation” included later on in this Proxy Statement. To date, only options with an exercise price at or above the market price of the Common Stock on the date of grant have been awarded. The Company may also award stock appreciation rights or restricted stock under this plan. A copy of the 2008 Plan is available upon a stockholder’s written request to the Company, 240 Crossways Park Drive, Woodbury, New York, 11797, Attention: Secretary and is also attached as an exhibit to the Company’s April 30, 2008 Proxy Statement filed with the SEC on April 29, 2008.

     The purpose of the 2008 Plan is to afford an incentive to executive officers, other employees and non-employee directors and consultants of the Company to acquire a proprietary interest in the Company, to continue as employees or non-employee directors (as the case may be), to increase their efforts on behalf of the Company and to promote the success of the Company’s business. To further such purposes, stock options, stock appreciation rights and restricted stock may be granted pursuant to the 2008 Plan. The Board of Directors believes that the granting of stock options under the 2008 Plan will promote continuity of management, help attract new employees, and encourage employees, directors and officers, to increase their stock ownership in the Company and give an increased incentive and personal interest in the welfare of the Company by those who are or may become primarily responsible for shaping and carrying out the long range plans of the Company and securing its continued growth, development and financial success. Currently the Company’s 12 full-time employees, five non-employee independent directors, as well as part-time employees and consultants, are eligible to receive grants under the 2008 Plan. Awards under the 2008 Plan are made by the Company’s Compensation Committee and amounts to be awarded in the future under the 2008 Plan are discretionary and not determinable at this time.

     Currently awards for only 61,708 shares of Common Stock (having an underlying market value of approximately $371,000 on the NASDAQ Capital Market, or $6.01 per share of Common Stock, as of April 18, 2011) were available for issuance under the 2008 Plan. The Board of Directors believes that additional shares of Common Stock must be available for issuance under the 2008 Plan if the 2008 Plan is going to continue to be a meaningful way to attract and retain key personnel of the Company and accomplish the other purposes set forth above. The proposed amendment to the 2008 Plan would add an additional 750,000 shares of Common Stock (having an underlying market value of $4,508,000 on the NASDAQ Capital Market, or $6.01 per share of Common Stock, as of April 18, 2011) to the 2008 Plan, which represents less than 4% of the outstanding Common Stock as of the record date. This amendment would increase the aggregate number of shares of Common Stock that are available for issuance from 61,708 to 811,708 shares. If this amendment to the 2008 Plan is approved by the stockholders, the amendment will be effective immediately and the Company intends promptly to file an amendment to its current registration statement on Form S-8 covering awards issued under the 2008 Plan to cover these additional shares.

Federal Income Tax Aspects of Awards under the 2008 Plan

     The following is a brief summary of the federal income tax consequences of awards made under the 2008 Plan based upon the federal income tax laws in effect on the date hereof. This summary is not intended to be exhaustive, and does not describe state or local tax consequences.

     Incentive Stock Options. No regular taxable income is realized by the participant upon the grant or exercise of an incentive stock option (“ISO”). However, upon exercise of an ISO, the difference between the price paid for the shares and the fair market value of the shares on the date of exercise will be included in the participant’s income under the Alternative Minimum Tax. If a participant does not sell the stock received upon the exercise of an ISO (“ISO Shares”) within two years from the date of grant and one year from the date of exercise, any gain (loss) realized on the shares sold will be long-term capital gain (loss). In such circumstances, no deduction will be allowed to the Company for federal income tax purposes. If ISO Shares are disposed of prior to the expiration of either of the two and one-year holding periods described above, the participant generally will realize ordinary income at that time equal to the excess, if any, of the fair market value of the shares at exercise (or, if less, the amount realized on the disposition of the shares) over the price paid for such ISO Shares. The Company will be entitled to deduct any such recognized amount. Any further gain or loss realized by the participant will be taxed as short-term or long-term capital gain or loss, depending upon the length of time that the participant has held the shares. Subject to certain exceptions for disability or death, if an ISO is exercised more than three months following the termination of the participant’s employment, the option will generally be taxed as a non-qualified stock option.

     Non-Qualified Stock Options. No income is realized by the participant at the time a non-qualified stock option (“NQSO”) is granted. Generally upon exercise of a NQSO, the participant will realize ordinary income in an amount equal to the difference between the price paid for the shares and the fair market value of the shares on the date of exercise. The Company will be entitled to a tax deduction in the same amount. Any appreciation (or depreciation) after the date of exercise will be either short-term or long-term capital gain (or loss), depending upon the length of time that the participant has held the shares.

     Stock Appreciation Rights. No income will be realized by a participant in connection with the grant of an SAR. When the SAR is exercised, the participant will generally be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash and/or the fair market value of any shares received. The Company will be entitled to a deduction at the time and in the amount included in the participant’s income by reason of the exercise. If the participant receives Common Stock upon exercise of an SAR, any appreciation (or depreciation) after the date of exercise will be either short-term or long-term capital gain (or loss), depending upon the length of time that the participant has held the shares.

     Restricted Stock. A participant receiving restricted stock generally will recognize ordinary income in the amount of the fair market value of the restricted stock at the time the stock is no longer subject to restriction or forfeiture, less any consideration paid for the stock. The Company will be entitled to a deduction at the same time and in the same amount. The holding period to determine whether the participant has long-term or short-term capital gain or loss on a subsequent sale generally begins when the stock is no longer subject to forfeiture, and the participant’s tax basis for such shares will generally equal the fair market value of such shares on such date. However, a participant may elect, under Section 83(b) of the Internal Revenue Code, within 30 days of the grant of the stock, to recognize taxable ordinary income on the date of grant equal to the excess of the fair market value of the shares of restricted stock (determined without regard to the restrictions) over the purchase price of the restricted stock. By reason of such an election, the participant’s holding period will commence on the date of grant and the participant’s tax basis will be equal to the fair market value of the shares on that date (determined without regard to restrictions). Likewise, the Company generally will be entitled to a deduction at that time in the amount that is taxable as ordinary income to the participant. If shares are forfeited after making such an election, the participant only will be entitled to a loss for tax purposes in an amount equal to the difference between the purchase price of the forfeited shares (if any) and the amount received (if any) upon such forfeiture.

     Restricted Stock Unit. No income will be realized by a participant in connection with the grant of Restricted Stock Unit. The participant will generally recognize ordinary income equal to the cash and/or fair market value of any shares of Common Stock received at the time of such receipt. The Company will be entitled to a deduction at the time and in the amount included in the participant’s income.

     Awards granted under the 2008 Plan are intended to either avoid the application of Section 409A of the Code (which deals with non-qualified deferred compensation arrangement) or to comply with such section.

     In general, Section 162(m) of the Code denies a public company a deduction for federal income tax purposes for compensation in excess of $1 million per year paid to its chief executive officer and the three other most highly compensated officers whose compensation is disclosed in the company’s proxy statement (other than the chief financial officer), subject to certain exceptions. The options and SARs granted under the 2008 Plan are intended to qualify under one of the exceptions in Section 162(m), which provides that compensation that is “performance based” is not subject to the Section 162(m) limitation for the federal income tax deduction.

     The Board of Directors recommends a vote FOR approval for the amendment to the 2008 Plan increasing the number of shares of Common Stock that may be awarded under the plan by 750,000, and it is intended that proxies not marked to the contrary will be so voted. Approval of the amendment to the 2008 Plan requires the affirmative vote of the holders of a majority of the shares of the Common Stock present, or represented, and entitled to vote at the Annual Meeting.

ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION
(Item 4)

     In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”) and section 14A of the Exchange Act, we are providing stockholders with the opportunity to cast a vote on an advisory resolution on the Company’s executive compensation as reported in this Proxy Statement. Our executive compensation programs are designed to support the Company’s long-term success. As described below in the “Compensation Discussion and Analysis” section of this Proxy Statement, the Compensation Committee has structured our executive compensation program to achieve the following key objectives:
  provide total compensation packages to our executives that are competitive with our peer companies;

  attract, retain and motivate executive officers who have the skills, experience and knowledge important to the success of the Company;

  reward superior performance and encourage actions that drive our business strategy; and

  align total executive compensation with the long-term performance of the Company and the interests of its stockholders and enable our executives to participate in the Company’s growth.

     In fiscal year 2010, the Company achieved several important milestones despite a challenging global economic environment. The Company increased its capital resources and entered into a number of new licensing agreements and expansions of the scope of existing license agreements with Vision Systems, ID Research Pty (iGlass), SmartGlass International, GKN, Diamond SeaGlaze and Daimler AG. In addition, its technology had successfully passed the performance and durability testing program of Daimler AG that resulted in the launch in 2011 of the new Mercedes-Benz SLK Roadster offering an optional panoramic all glass roof using the Company’s SPD-SmartGlass technology Further, we believe that our performance-based executive compensation programs provide incentives that are aligned with the interests of our stockholders and have facilitated the Company’s performance.

     We urge stockholders to read the “Compensation Discussion and Analysis” below, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation philosophy and objectives, as well as the Summary Compensation Table and related compensation tables and narrative below which provide detailed information on the compensation of our named executive officers. The Compensation Committee and the Board of Directors believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our named executive officers reported in this Proxy Statement has supported and contributed to the Company’s success.

     We are asking stockholders to approve the following advisory resolution at the 2011 Annual Meeting:

RESOLVED, that the stockholders of Research Frontiers Incorporated (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers set forth in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables and narrative in the Proxy Statement for the Company’s 2011 Annual Meeting of Stockholders.

    This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board of Directors. Although non-binding, the Board and the Compensation Committee will carefully review and consider the voting results when evaluating our executive compensation program.

     The Board of Directors recommends a vote FOR the advisory resolution approving the compensation of the Company’s named executive officers set forth in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables and narrative in the Proxy Statement, and it is intended that proxies not marked to the contrary will be so voted.

ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON
EXECUTIVE COMPENSATION
(Item 5)

     We will provide an advisory vote on executive compensation at least once every three years. In accordance with Dodd-Frank and section 14A of the Exchange Act, we are providing stockholders the chance to vote on whether future advisory votes on executive compensation should occur every year, every two years or every three years.

     After careful consideration, the Board of Directors recommends that future advisory votes on executive compensation occur every three years (triennially). We believe that this frequency is appropriate for a number of reasons, including:
  Our compensation programs have not typically changed significantly from year to year and we seek to be consistent;

  A longer frequency is consistent with long-term compensation objectives; and

  A three year cycle gives the Board of Directors and the Compensation Committee sufficient time to evaluate the results of the most recent advisory vote on executive compensation, to discuss the implications of that vote with stockholders to the extent needed, to engage compensation experts to the extent needed, and to develop and implement any adjustments to our executive compensation programs that may be appropriate in light of a past advisory vote on executive compensation.
     For the foregoing reasons, we encourage our stockholders to evaluate our executive compensation programs over a multi-year horizon and to review our named executive officers’ compensation over the past three fiscal years as reported in the Summary Compensation Table below. We believe that holding an advisory vote on executive compensation every three years will reflect the right balance of considerations in the normal course, and we will periodically reassess that view and can provide for an advisory vote on executive compensation on a more frequent basis if changes in our compensation programs or other circumstances suggest that such a vote would be appropriate.

     Stockholders will be able to specify one of four choices for this proposal on the proxy card: three years, two years, one year or abstain. Stockholders are not voting to approve or disapprove the Board’s recommendation. This advisory vote on the frequency of future advisory votes on executive compensation is non-binding on the Board of Directors. Notwithstanding the Board of Director’s recommendation and the outcome of the stockholder vote, the Board of Directors may in the future decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to compensation programs.

     The Board of Directors recommends that you vote to conduct future advisory votes on executive compensation every THREE years, and it is intended that proxies not marked to the contrary will be so voted.

AUDIT COMMITTEE REPORT

     The following Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Report by reference therein.

     The Audit Committee of the Board is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls. The Audit Committee’s duties specifically include the appointment, compensation and supervision of the Company’s independent registered public accountants, as well as pre-approval of all auditing and non-auditing services provided by the Company’s independent registered public accounting firm. Management is responsible for the Company’s internal controls and financial reporting process. The independent registered public accountants are responsible for performing an independent audit of the Company’s financial statements and its internal controls over financial reporting, in accordance with auditing standards of the Public Company Accounting Oversight Board, and to issue a report thereon. As set forth in more detail in its charter, the Audit Committee’s responsibility is to monitor and oversee these processes.

     In connection with these responsibilities, the Audit Committee met with management and the Company’s independent registered public accountants, to review and discuss all financial statements included in the Company’s quarterly and annual reports for the fiscal year ended December 31, 2010 (the “Financial Statements”) prior to their issuance and to discuss significant accounting issues. Management has advised us that the Financial Statements were prepared in accordance with generally accepted accounting principles, and the Committee discussed the Financial Statements with both management and the independent registered public accountants. Our review included discussions with the independent registered public accountants of matters required to be discussed by the Statement on Auditing Standards No. 61 as amended (Communication with Audit Committees).

     The Audit Committee also received written disclosures and the letter from the independent registered public accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accountants that firm’s independence.

     Finally, the Audit Committee continued to monitor the integrity of the Company’s financial reporting processes and its internal procedures and controls.

     Based upon the Audit Committee’s discussions with management and the independent registered public accountants, and the Audit Committee’s review of the representations of management and the independent registered public accountants, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, for filing with the SEC.

Members of the Audit Committee:
M. Philip Guthrie (Chairman)
John H. Derby
Gregory G. Grimes

COMPENSATION DISCUSSION AND ANALYSIS

Overview

     This Compensation Discussion and Analysis primarily addresses the compensation of Robert L. Saxe, Chairman of the Board and Chief Technology Officer, Joseph M. Harary, President and Chief Executive Officer, Michael R. LaPointe, Vice President – Marketing, and Steven M. Slovak, Vice President - Technology. The foregoing named executive officers comprise all of our executive officers. These four executive officers are referred to as the “named executive officers” throughout this proxy statement. Seth L. Van Voorhees, Chief Financial Officer and Vice President – Business Development, Treasurer joined the Company effective January 1, 2011.

Our Compensation Philosophy and Objectives

     The Company seeks to include in compensation for the Company’s executive officers a combination of base salary, equity incentives, and performance-based bonuses that is intended to attract, retain and motivate executive officers who have the skills, experience and knowledge important to the success of the Company and to reward superior performance and encourage actions that drive our business strategy. The objective of this approach is to align total executive compensation with the long-term performance of the Company and the interests of its stockholders and enable employees of the Company to participate in the Company’s growth. Through ownership of stock and options, the Company believes that executive officers are rewarded if the Company’s stockholders receive the benefit of appreciation of the price of the Common Stock.

     The Compensation Committee reviewed and evaluated the Company’s executive and non-executive compensation policies and practices, including, specifically, the mix between salary and bonus, cash and equity, short-term and long-term incentives, and the use of performance measures and discretion with respect to individual awards. The Compensation Committee also evaluated how the Company’s compensation policies and practices could encourage excessive risk taking and how the Company’s policies and practices are structured to mitigate any such risks. In this regard, the Compensation Committee considered the following: (i) while base salary is the primary component of total compensation for most of the Company’s employees and such salaries are generally competitive, the Company has attempted to better align the interests of its executive officers and its stockholders by increasingly emphasizing incentive compensation for its executive officers, (ii) the Compensation Committee believes that the Company’s incentive plans for senior management, executive officers and its employees include an appropriate mix of short-term and long-term performance incentives and cash and equity compensation, (iii) the Compensation Committee believes that the goals and objectives in the Company’s incentive plans are reasonable and do not incentivize employees to take excessive risks, and (iv) the Company has one business unit so that there does not exist the risk that (A) any one business unit of the Company carries a significant portion of the Company’s risk profile, (B) is significantly more profitable than other business units within the Company, or (C) that the compensation structure is inconsistent among business units. As a result of this review and evaluation, the Compensation Committee concluded that any risks that may result from the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Role of the Compensation Committee in Compensation Decisions

     The compensation of executive officers of the Company, including its named executive officers, is determined by the Compensation Committee of the Company’s Board of Directors. The salaries of all executive officers are also reviewed at least annually by the Compensation Committee and by the entire Board of Directors. Numerous factors are reviewed in determining compensation levels. These factors include: the compensation levels of executive officers with comparable experience and qualifications, compensation levels at comparable companies, individual and Company performance, past compensation levels, building stockholder value, and other relevant considerations, including a review of applicable compensation studies and other reference materials. The Company’s Compensation Committee also reviews and approves recommendations made by management of the Company with respect to the compensation of all non-executive employees of the Company.

Role of Management in Compensation Decisions

     As mentioned above, management of the Company makes recommendations to the Compensation Committee with respect to the compensation of all non-executive employees of the Company. The Compensation Committee reviews and has discretion to approve those recommendations.

Compensation Consultants and Benchmarking

     From time to time, the Compensation Committee retains compensation consultants to advise it and compare the Company’s compensation practices versus similar companies. The last compensation study was performed in 2009 by Dolmat Connell & Partners, and compared the compensation of independent directors and of Messrs. Saxe and Harary against the compensation paid by a peer group of publicly-traded companies (the “Peer Group”). The following companies were included in the Peer Group: Clean Diesel Technologies, Inc., Microvision, Inc., Odyssey Marine Exploration, Inc., American Technology Corp., I.D. Systems, Inc., MOCON, Inc., PURE Bioscience, Arrowhead Research Corp., Medis Technologies Ltd, MoSys, Inc., Somaxon Pharmaceuticals, Inc., AspenBio Pharma, Inc., Mesa Laboratories, Inc., Nexxus Lighting, Inc. and Transmeta Corp. The Compensation Committee used the companies in the Peer Group based on its belief that they are similar to the Company in terms of business type, employee skill sets, revenue, and market capitalization. The Compensation Committee believes that it is neither necessary nor cost-effective to benchmark the structure and level of its executive officer compensation on an annual basis. Therefore, the Compensation Committee has not commissioned a compensation study subsequent to the 2009 study.

2009 Compensation Structure:

     The Compensation Committee reviewed and compared the following components of Mr. Saxe’s and Mr. Harary’s compensation to that of executive officers serving in similar roles for companies in our compensation peer group: (1) base salary; (2) actual total cash compensation (base salary plus actual bonus); (3) target total cash compensation (base salary plus target bonus); (4) long-term incentive compensation (fair value of stock options, restricted shares, and performance-based long-term incentive plans, annual equity participation (annual shares granted as a percent of shares outstanding); and (5) actual total direct compensation (actual total cash plus long-term incentive compensation) (“ATDC”). The following sets forth, as a percentage of ATDC, the first four of the aforementioned compensation components with respect to Mr. Saxe and Mr. Harary as compared to that of our peer group.

Base Salary:
     Mr. Saxe’s base salary as a percentage of his ATDC was 80.6%. Base salary as a percentage of ATDC for executive officers performing similar roles for peer group members (“Peer Group Executives”) ranged from a low of 12.6% to a high of 88.5%. Mr. Harary’s base salary as a percentage of his ATDC was 44.0%. Base salary as a percentage of ATDC for Peer Group Executives ranged from a low of 27.8% to a high of 87.1%.

Actual Total Cash Compensation:
     Mr. Saxe’s actual total cash compensation as a percentage of his ATDC was 80.6%. Actual total cash compensation as a percentage of ATDC for Peer Group Executives ranged from a low of 28.1% to a high of 93.2%. Mr. Harary’s actual total cash compensation as a percentage of his ATDC was 57.2%. Actual total cash compensation as a percentage of ATDC for Peer Group Executives ranged from a low of 27.9% to a high of 92.0%.

Target Total Cash Compensation:
     Mr. Saxe’s target total cash compensation as a percentage of his ATDC was 80.6%. Target total cash compensation as a percentage of ATDC for Peer Group Executives ranged from a low of 22.1% to a high of 137.2%. Mr. Harary’s target total cash compensation as a percentage of his ATDC was 59.5%. Target total cash compensation as a percentage of ATDC for Peer Group Executives ranged from a low of 33.0% to a high of 121.9%.

Long-Term Incentive Compensation:
     Mr. Saxe’s long-term incentive compensation as a percentage of his ATDC was 10.7%. Long-term incentive compensation as a percentage of ATDC for Peer Group Executives ranged from a low of 6.8% to a high of 71.9%. Mr. Harary’s long-term incentive compensation as a percentage of his ATDC was 33.9%. Long-term incentive compensation as a percentage of ATDC for Peer Group Executives ranged from a low of 8.0% to a high of 72.1%.

2010 Compensation Structure:

     Mr. Saxe’s and Mr. Harary’s compensation in 2010 was based on the components and analysis used in 2009: (1) base salary; (2) actual total cash compensation (base salary plus actual bonus); (3) target total cash compensation (base salary plus target bonus); (4) long-term incentive compensation (fair value of stock options, restricted shares, and performance-based long-term incentive plans, annual equity participation (annual shares granted as a percent of shares outstanding); and (5) actual total direct compensation (actual total cash plus long-term incentive compensation). The following sets forth, as a percentage of ATDC, the first four of the aforementioned compensation components with respect to Mr. Saxe and Mr. Harary:
  The base salary as a percentage of ATDC for Mr. Saxe and Mr. Harary was 77.1% and 48.1% respectively.

  The actual total cash compensation as a percentage of ATDC for Mr. Saxe and Mr. Harary was 77.7% and 80.4% respectively.

  The target total cash compensation as a percentage of ATDC for Mr. Saxe and Mr. Harary was 77.1% and 65.4% respectively.

  The long-term incentive compensation as a percentage of ATDC for Mr. Saxe and Mr. Harary was 0% and 19.6% respectively.

     The Compensation Committee, having met and deliberated nine times during 2010, believes that the current compensation approach and level of compensation of the Company’s named executive officers is appropriate and in the best interests of the Company and its stockholders.

Components of Named Executive Officer Compensation

     The principal components of compensation for the named executive officers are base salary, performance-based annual cash compensation and long-term equity compensation. The Compensation Committee seeks to achieve a mix of these components such that total compensation is competitive in the marketplace. Historically, the Company’s compensation program focused on base salary as a primary means to compensate its named executive officers. In recent years, the Company has relied increasingly on short-term and long-term incentive compensation to better align the interests of the named executive officers with the interests of stockholders in both short-term and long-term growth. The Company continues to transition its compensation program from its historical base salary orientation to a program with an increasing emphasis on incentive compensation. The Compensation Committee does not have a formal policy for allocation between cash and non-cash or short-term and long-term incentive compensation.

     The following table shows the components of named executive officer compensation:

Component	Purpose	Characteristics
Base Salary	Compensate named executive officers for performing their roles and assuming their levels of executive responsibility. Intended to provide a competitive level of compensation, it is a necessary component in recruiting and retaining executives.	Fixed component. Annually reviewed and adjusted as appropriate.

Performance-based Annual Incentive Compensation	Promote the achievement of short-term business and financial goals. Align named executive officers and stockholder interests in the short-term performance of the Company and reward named executive officers for superior Company performance during the short-term.	Performance-based bonus opportunity based on the achievement of certain goals, which may be individual performance goals, Company performance goals or a combination of the two.

Long-Term Equity Compensation	Promote the achievement of the Company’s long-term financial goals and increases in value for the Company’s stockholders. Align named executive officers and stockholder interests, promote named executive officers’ retention and reward named executive officers for superior Company performance over time.	Reviewed annually and granted, if appropriate, in the form of stock options and stock awards.

Base Salary. The amount of base salary for any executive officer is based on the level of responsibility of the executive officer, the Company’s performance, the executive officer’s individual performance and the executive officer’s compensation compared to similarly situated executives in the Compensation Peer Group. As mentioned above, historically the Company’s compensation program has focused on base salary as its primary compensation element. Base salary is an important element in recruiting and retaining executive officers.

Performance-based Annual Incentive Compensation. In order to better align our compensation practices with the market and to promote the achievement of short-term business and financial goals, the Compensation Committee has increasingly emphasized bonus opportunities for its executive officers in the form of performance-based annual incentive compensation.

     A portion of Mr. Harary’s 2010 compensation was tied to the achievement of various business and financial goals during the year. Under his employment agreement, Mr. Harary is eligible to earn a cash bonus based upon the achievement of performance goals established by the Board. As set forth below, the performance goals established by the Board for 2010 were divided into three main categories and, at the end of the performance period, the Compensation Committee determined the extent to which the pre-established performance goals were satisfied during the performance period.

     Under Mr. Harary’s employment agreement with the Company, there is a $150,000 target bonus for Mr. Harary. The Board paid Mr. Harary a bonus of $128,373 for the achievement of goals relating to strengthening the Company’s financial condition during 2010. The Company raised $6,418,650 in 2010.

     The Board paid Mr. Harary a bonus of $76,752 for the achievement of targeted revenue levels. The bonus for this category was based on the level of the Company’s royalty income, with a “threshold amount” of $275,000 below which no bonus would be paid. If the Company’s royalty income was between the threshold and $1,000,000, Mr. Harary would be entitled to a bonus of between $27,500 and $100,000, depending upon the total amount of royalty income achieved. If royalty income exceeded $1,000,000, Mr. Harary was entitled to receive an additional bonus based upon the amount of royalty income in excess of the targeted amount. Royalty income for 2010 was $767,522.

     The Board allocated $30,000 of the aggregate targeted bonus to the establishment and achievement of certain other performance and strategic goals for the entire Company and their efficient implementation and management. The Compensation Committee determined that Mr. Harary’s bonus in 2010 with respect to this category should be $30,000, which amount was paid to Mr. Harary in early 2011 after results for the entire calendar year were determined.

     The amount of compensation awarded for 2010 to Mr. Harary as a bonus is reflected in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” below.

     A cash bonus may be awarded to any officer of the Company at the discretion of the Board and Compensation Committee for extraordinary individual achievement or for other reasons. In 2010, Michael LaPointe received a discretionary bonus of $50,000 in addition to his base salary in 2010 of $35,861, based upon the achievement of certain market development initiatives.

     Long-Term Equity Compensation. The Company uses long-term equity compensation to provide incentives to those most responsible for the Company’s success, to promote the achievement of the Company’s long-term financial goals and to align the interests of its executive officers, employees and consultants with that of its stockholders. The award of long-term equity compensation also assists the Company in attracting and retaining executive officer talent and reduces the amount of cash compensation that would otherwise be necessary to do so. Historically, the Company has granted equity awards to executive officers in the form of stock options or restricted stock under the Company’s 2008 Equity Incentive Plan (the “2008 Plan”) and its predecessor plan, the 1998 Stock Option Plan, which expired at the end of 2007.

     The Compensation Committee does not employ quantitative criteria or performance measures from year to year in the granting of equity awards. Rather, the form and amount of equity awards are based on a subjective determination by the Compensation Committee of the effectiveness of each named executive officer and the extent of his contributions to the Company. For 2010, the Company sought to emphasize equity compensation as a means to better align the interests of its named executive officers and stockholders and to promote the retention of its named executive officers. Accordingly, the Company awarded long-term equity awards at levels it believes reflect these goals.

     The Compensation Committee and Board believe that the 2008 Plan is essential to the Company’s continued success. The purpose of the 2008 Plan is to afford an incentive to executive officers, other employees, non-employee directors and consultants of the Company to acquire a proprietary interest in the Company, to continue as employees, non-employee directors or consultants (as the case may be), to increase their efforts on behalf of the Company and to promote the success of the Company’s business. The Compensation Committee and Board believe that the granting of awards under the 2008 Plan will promote continuity of management, help attract new employees, and encourage employees, directors, officers and consultants, to increase their stock ownership in the Company and provide an increased incentive and personal interest in the welfare of the Company by those who are or may become primarily responsible for shaping and carrying out the long range plans of the Company and securing its continued growth, development and financial success. To further such purposes, stock options, stock appreciation rights, restricted stock and restricted stock units may be granted pursuant to the 2008 Plan. The Company has relied primarily on stock option grants and awards of restricted stock under the 2008 Plan to compensate named executive officers. The Company has not awarded stock appreciation rights or restricted stock units.

     During 2010, the Compensation Committee awarded stock options to each of its named executive officers as set forth in the “Grants of Plan-Based Awards in 2010” table below. No restricted stock was awarded in 2010 to any of our named executive officers.

Employment Arrangements

     The Company entered into an employment agreement effective January 1, 1989 with Mr. Robert L. Saxe which automatically renews itself for successive one-year terms unless either the Company or Mr. Saxe gives the other at least ten days prior written notice of the intention not to renew the employment agreement. Pursuant to that agreement, Mr. Saxe received an annual base salary from the Company of $300,000 during 2010 and will receive an annual base salary of $300,000 through December 31, 2011. Pursuant to his employment agreement, Mr. Saxe has agreed not to compete with the Company for a period of two years following the termination of his employment thereunder. In the event of Mr. Saxe’s death, Mr. Saxe’s estate shall be entitled to receive his accrued but unpaid base salary and bonus plus $50,000.

     In 2009, the Company entered into a five-year employment agreement with Joseph M. Harary, which was effective as of January 1, 2009 when Mr. Harary was promoted to the position of Chief Executive Officer of the Company. The agreement automatically renews itself for successive one-year terms unless either the Company or Mr. Harary gives the other at least 90 days prior written notice of the intention not to renew the employment agreement. Pursuant to that agreement, in addition to possible future equity incentive awards granted by the Board of Directors of the Company in their discretion, Mr. Harary received 150,000 shares of restricted stock of the Company which vest monthly over a three-year period, and Mr. Harary will receive an annual base salary from the Company of $425,000, and will be eligible to also earn a bonus based upon the achievement of performance goals established by the Board of Directors for Mr. Harary. Pursuant to his employment agreement, if Mr. Harary’s employment is terminated due to his death or disability, Mr. Harary shall be entitled to receive his base salary (less any disability payments) for six months as well as any earned or accrued bonus. If Mr. Harary’s employment is not renewed, or is terminated by the Company other than due to death, disability, or for cause (as defined in the agreement) prior to its scheduled expiration date, then Mr. Harary shall also receive his base salary for between one and three years, depending upon the date of such termination. If there is a change in control of the Company, Mr. Harary shall receive his base salary for the longer of three years or the scheduled date of termination of Mr. Harary’s employment agreement. Unless vesting is otherwise accelerated under the terms of an equity award (which is usually done in the case of death or disability of an employee), if Mr. Harary’s employment is terminated by the Company in breach of his employment agreement or is terminated by Mr. Harary other than for good reason (as defined in the agreement), any unvested equity awards shall also become immediately vested. Pursuant to the employment agreement, Mr. Harary is also entitled to four weeks paid vacation each year, and other fringe benefits generally applicable to other employees of the Company. Under his employment agreement, Mr. Harary has also agreed to certain restrictive covenants including Mr. Harary’s agreement not to solicit employees or compete with the Company for a period of two years following the termination of his employment thereunder.

     The Company has not entered into employment agreements, written or unwritten, with its other executive officers, Messrs. Van Voorhees, LaPointe and Slovak.

COMPENSATION COMMITTEE REPORT

     The following Compensation Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Report by reference therein.

     The Compensation Committee of the Board of Directors of the Company has reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. Based on its reviews and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

     This report is submitted on behalf of the Compensation Committee.

Members of the Compensation Committee
Victor F. Keen (Chairman)
Gregory G. Grimes
M. Philip Guthrie
Richard Hermon-Taylor

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

     The following table sets forth information regarding each element of compensation that we pay or award to our named executive officers. The Company has not and does not currently provide, and has no plan to provide in the future, pension benefits, non-qualified defined contributions, or deferred contributions.

					Non-Equity
					Incentive Plan	All Other
Name and				Stock/Option	Compensation	Compensation
Principal Position	Year	Salary($)	Bonus($)	Awards($)(1)	($)	($)(2)	Total($)(3)
Robert L. Saxe,	2010	300,000	0	86,625	0	2,541	389,166
Chairman of the	2009	402,132	0	53,500	0	43,307	498,939
Board and Chief	2008	409,865	0	0	0	24,747	434,612
Technology Officer

Joseph M. Harary,	2010	425,000	0	173,250	235,125	50,673	884,048
President, Chief	2009	425,000	0	321,000	128,361	65,561	966,922
Executive Officer,	2008	409,865	75,000	0	0	55,680	540,545
General Counsel,
Treasurer and
Secretary

Michael R. LaPointe,	2010	35,861	50,000	23,100	0	0	108,961
Vice President-	2009	106,906	0	7,490	0	1,379	115,775
Marketing	2008	146,203	0	0	0	2,759	148,962

Steven M. Slovak,	2010	143,444	0	34,650	0	5,517	183,611
Vice President-	2009	143,444	25,000	12,840	0	8,827	190,111
Technology	2008	146,203	0	0	0	5,517	151,720

(1)	Amounts in this column represent stock options issued in 2009 and 2010 and restricted stock awards issued in 2009. No stock options were granted in 2008 or 2009 and no restricted stock awards were made in 2008 or 2010. The dollar value of option awards listed in this column for 2010 are estimated grant date fair values based upon the Black- Scholes valuation method in accordance with Financial Accounting Standards Board Accounting Standard Codifications Topic 718 (“ASC 718”) and using the assumptions set forth in the Company’s Annual Report on Form 10-K for the respective year in question. For 2009 amounts listed represent stock awards and are valued based upon the high and low trading price of the Common Stock on the trading day immediately prior to the award date.

(2)	Consists solely of cash payments of accrued but unused vacation.

(3)	Consists of cash compensation (salary, bonus, and accrued vacation) plus non-equity incentive compensation and the estimated grant date fair value of stock and option awards calculated based upon the valuation methods described in footnote (1) above. These amounts do not indicate the amount actually received by the individual since estimated values will fluctuate based upon future market conditions. The 2009 stock grant to Mr. Harary of 150,000 shares of Common Stock (vesting over a period of 3 years) with an estimated value at the time of grant of $321,000 was issued pursuant to Mr. Harary’s employment agreement with the Company when Mr. Harary became the Chief Executive Officer of the Company in January 2009.

Grants of Plan-Based Awards in 2010

     The table below provides information regarding payment of non-equity incentive plan compensation and awards of stock options pursuant to the 2008 Equity Incentive Plan (the “2008 Plan”) to the named executive officers of the Company. No restricted stock was awarded in 2010 to any named executive officer.

		Estimated Possible Payouts under Non-			All Other	Grant Date
		Equity Incentive Plan Awards (1)			Equity	Fair Value
					Awards:	of Stock
					Number of	and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Options (#)(2)	Awards ($)
Robert L. Saxe	1/1/2010	--	--	--	37,500	86,625
Joseph M. Harary	N / A	--	150,000	(3)	--	--
	1/1/2010	--	--	--	75,000	173,250
Steven M. Slovak	1/1/2010	--	--	--	15,000	34,650
Michael R. LaPointe	1/1/2010	--	--	--	10,000	23,100

(1)	These columns report the range of cash payouts for 2010 performance under Mr. Harary’s employment agreement as described in the Compensation Discussion and Analysis. The amounts shown in the “Threshold” column reflect the minimum payout opportunity if threshold performance was achieved.

(2)	Represents awards of stock options made under the 2008 Plan.

(3)	If actual performance exceeds targeted performance, Mr. Harary is entitled to a bonus in excess of the target amount equal to the percentage of the amount by which actual performance exceeded targeted performance.

Outstanding Equity Awards at December 31, 2010

     The following table shows all options outstanding as of the end of 2010 that have been granted to named executive officers of the Company. All options were fully vested and exercisable as of the end of 2010.

		Option Awards
	Number of
	Securities
	Underlying
	Unexercised
	Options	Option		Option
	(#)	Exercise	Option	Expiration
Name	Exercisable	Price ($)	Grant Date	Date
Robert L. Saxe	120,000	25.52500	06/14/01	06/13/11
	60,000	9.94000	09/24/01	09/23/11
	60,000	12.77500	06/13/02	06/12/12
	27,733	6.00000	07/01/05	06/30/15
	88,560	11.20000	12/06/05	12/05/15
	20,000	11.37500	02/13/07	02/12/17
	64,756	9.80000	12/03/07	12/02/17
	37,500	3.69000	01/01/10	12/31/20

Joseph M. Harary	60,000	25.52500	06/14/01	06/13/11
	30,000	9.94000	09/24/01	09/23/11
	35,000	12.77500	06/13/02	06/12/12
	40,000	11.20000	12/06/05	12/05/15
	15,000	11.37500	02/13/07	02/12/17
	50,000	9.80000	12/03/07	12/02/17
	75,000	3.69000	01/01/10	12/31/20

Michael R. LaPointe	15,000	25.52500	06/14/01	06/13/11
	7,000	12.77500	06/13/02	06/12/12
	7,000	12.81000	06/12/03	06/11/13
	10,000	6.17500	12/14/04	12/13/14
	11,000	6.00000	07/01/05	06/30/15
	10,000	5.60000	12/06/05	12/05/15
	10,000	11.37500	02/13/07	02/12/17
	10,000	14.93000	07/12/07	07/11/17
	10,000	9.80000	12/03/07	12/02/17
	10,000	3.69000	01/01/10	12/31/20

Steven M. Slovak	4,000	25.52500	06/14/01	06/13/11
	5,000	9.94000	09/24/01	09/23/11
	5,000	12.77500	06/13/02	06/12/12
	6,000	12.81000	06/12/03	06/11/13
	7,500	6.17500	12/14/04	12/13/14
	10,000	5.60000	12/06/05	12/05/15
	10,000	11.37500	02/13/07	02/12/17
	15,000	14.93000	07/12/07	07/11/17
	15,000	9.80000	12/03/07	12/02/17
	15,000	3.69000	01/01/10	12/31/20

     The following table shows all awards of restricted stock outstanding as of the end of 2010 that have been awarded to our named executive officers.

	Stock Awards
	Number of Shares or Units of	Market Value of Shares
	Stock that Have Not	or Units of Stock that
Name	Vested (#) (1)	Have Not Vested ($)
Robert L. Saxe	8,333	44,082
Joseph M. Harary	50,000	264,500
Steven M. Slovak	2,000	10,580
Michael R. LaPointe	1,166	6,168

(1)	Represents awards of restricted shares made under the 2008 Plan. Restricted shares vest at a rate of 1/36 per month over a three year period starting on January 31, 2009.

Stock Options Exercised and Stock Vested in 2010

     The following table sets forth the number of shares of stock acquired by each named executive officer in 2010 upon vesting of awards of stock pursuant to the 2008 Plan. While not indicative of amounts actually realized by the named executive upon vesting, the right hand column in the table below indicates the aggregate dollar value of stock that vested during fiscal 2010, calculated by multiplying the number of shares acquired on vesting by the market value (determined based upon the average of the high and low trading price of the Common Stock) of such shares on the date of vesting. No stock options were exercised in 2010 by any named executive officer of the Company.

	Stock Awards
	Number of
	Shares Acquired	Value Realized
Name	on Vesting (#)	on Vesting ($)
Robert L. Saxe	8,333	32,280
Joseph M. Harary	50,000	193,538
Steven M. Slovak	2,000	7,756
Michael R. LaPointe	1,166	4,552

Potential Payments upon Termination or Change of Control

     Mr. Harary’s and Mr. Saxe’s respective employment agreements provide for certain payments and benefits upon a termination, separation, or change in control. Neither of our other named executive officers have an employment agreement with us or are otherwise entitled to any sort of cash payment upon termination or separation from us.

     Both our 2008 Plan and 1998 Stock Option Plan, which is the predecessor to the 2008 Plan and which expired at the end of 2007 (the “1998 Plan”), provide for the continuation or acceleration of certain awards and grants thereunder in the event of specified separations from employment with us. Under the standard grant agreements for options granted under our 2008 Plan and our 1998 Plan, the option holder generally has three months after the date of termination to exercise options that were exercisable on or before the date that employment ends unless the options’ expiration date occurs first (other than for death or disability). Upon an option holder’s death or disability, the holder or the holder’s estate, as applicable, may exercise options that were exercisable on or before the date that employment ends due to death or disability for a period of six months thereafter, unless the options’ expiration date occurs first. All of the outstanding options issued to our named executive officers are vested.

     Under award agreements with our named executive officers for restricted stock granted pursuant to our 2008 Plan, each named executive officer’s unvested restricted stock shall immediately become fully vested as of the date of his termination due to death or disability. In addition, Mr. Harary’s employment agreement provides that his restricted stock and any additional equity incentive awards granted to him under the 2008 Plan or otherwise will immediately vest upon his termination by the Company (other than for cause or in connection with his death or disability), his resignation for good reason or upon change of control of the Company.

     Although our 1998 Plan authorized the grant of restricted stock grants, the Company only granted stock options during the ten years that the plan was in effect.

Robert L. Saxe

     Had Mr. Saxe’s employment terminated on December 31, 2010 due to his death or disability, his restricted stock would have immediately vested. The value of his restricted stock, based upon the closing price of our Common Stock on December 31, 2010 ($5.29), would have been $44,082. Pursuant to his employment agreement, Mr. Saxe’s estate would be entitled to receive $50,000 as a single, lump-sum payment upon his death. Mr. Saxe is not entitled to any payment upon termination for any other reason or upon a change of control of the Company.

Joseph M. Harary

     The following table describes the potential payments and benefits to Mr. Harary upon termination of his employment or a change of control of the Company had such termination or change of control occurred on December 31, 2010.

					By Company		By Mr. Harary
								Other
						Other than		than
					For	for Disability	For Good	Good	Change of
Payments and Benefits	Death		Disability		Cause	or Cause	Reason	Reason	Control
Accelerated vesting of
Restricted Stock(1)	$264,500		$264,500		--	$264,500	$264,500	--	$264,500
Cash payment under
employment agreement	$212,500	(2)	$212,500	(3)	--	$1,275,000 (4)	$1,275,000 (4)	--	$1,275,000 (4)
Bonus payable under
employment agreement(5)	$235,125		$235,125		--	$235,125	$235,125	--	$235,125

(1)	Had Mr. Harary’s employment terminated on December 31, 2010, the value of his restricted stock, based upon the closing price of our Common Stock on December 31, 2010 ($5.29), would have been $264,500.

(2)	The amount of the benefit shown would be paid over a six month period following the date of his termination in the manner it would have been paid if Mr. Harary’s employment had not so terminated.

(3)	The amount of the benefit shown would be paid in equal installments over a six month period following the date of Mr. Harary’s termination on December 31, 2010 at such intervals (at least monthly) as salaries are paid generally to executive officers of the company. Mr. Harary’s employment agreement provides that the company shall pay the amount, if any, by which Mr. Harary’s base salary for the period commencing on the date of termination and ending on the six month anniversary of such date the exceeds the sum of (i) the amount of base salary received by Mr. Harary with respect to the period he was disabled and (ii) the sum of the amounts, if any, payable to him under the Company’s benefit plans. The amount of the benefit shown assumes that Mr. Harary became disabled and was terminated on December 31, 2010, that Mr. Harary did not receive his base salary during the period in which he was disabled and that no amounts were payable to him under the Company’s benefit plans.

(4)	The amount of the benefit shown would be paid over a three year period following the date of his termination in the manner it would have been paid if Mr. Harary’s employment had not so terminated.

(5)	Assumes that Mr. Harary was eligible as of the date of his termination to receive a bonus in the amount reported in the “Summary Compensation Table” for 2010.

Steven M. Slovak

     Had Mr. Slovak’s employment terminated on December 31, 2010 due to his death or disability, his restricted stock would have immediately vested. The value of his restricted stock, based upon the closing price of our Common Stock on December 31, 2010 ($5.29), would have been $31,740. Mr. Slovak is not entitled to any payment upon termination for any other reason or upon a change of control of the Company.

Michael R. LaPointe

     Had Mr. LaPointe’s employment terminated on December 31, 2010 due to his death or disability, his restricted stock would have immediately vested. The value of his restricted stock, based upon the closing price of our Common Stock on December 31, 2010 ($5.29), would have been $18,515. Mr. LaPointe is not entitled to any payment upon termination for any other reason or upon a change of control of the Company.

DIRECTOR COMPENSATION

     The Company believes that it is appropriate to set target levels of director compensation based upon the factors described above for service on the Company’s Board of Directors. Based in part upon its review of comparable directors fees paid among the Compensation Peer Group companies, and upon the analysis and recommendations of the independent compensation consulting firm noted above, each non-employee independent director received stock with respect to service as a Director during 2010 having a valuation initially targeted at approximately $80,000, which targeted amount is then subject to adjustment based upon results achieved and future modification as a result of prevailing compensation levels and other factors. The mix of cash and stock for 2010 and future years was developed following the review of an independent compensation consulting firm’s report and an evaluation of prevailing trends and best practices in corporate governance and director compensation in a broad range of public companies.

     Non-management directors of the Company each received in January 2010 their compensation for service on the Board in 2010 in a combination of 13,500 shares of Common Stock of the Company (having an estimated value at the time of grant of $49,815 and a cash fee of $35,000. The following table summarizes compensation paid or awarded to the Company’s non-management directors in 2010. Management directors are not compensated for their service as directors. The compensation received by our management directors for their services as employees is shown in the “Summary Compensation Table” on page 19 of this proxy statement.

Name	Fees Paid in Cash	Stock Awards(1)	Total
M. Philip Guthrie	$35,000	$49,815	$84,815
Richard Hermon-Taylor	$35,000	$49,815	$84,815
Victor F. Keen	$35,000	$49,815	$84,815

(1)	The dollar values reported in this column reflect the aggregate grant date fair value of awards of stock to each of the independent non-management directors in fiscal 2010 computed in accordance with ASC 718 based upon the average of the high and low trading price of the Common Stock on the trading date immediately prior to the date of the stock award.

RELATED-PARTY TRANSACTIONS

     The Company has not had a related-party transaction requiring disclosure in its history as a public company. The Company’s policy is to follow the procedures established under Delaware corporate law for approval of related-party transactions.

EQUITY COMPENSATION PLAN INFORMATION

     The following table sets forth information as of December 31, 2010 with respect to shares of the Common Stock that may be issued under the Company’s existing 2008 Equity Incentive Plan, and any other equity that may be issued to officers or directors of, or consultants to, the Company. There are no equity compensation plans that were not approved by the Company’s stockholders.

	Number of		Number of
	securities to be		securities
	issued upon	Weighted-average	remaining
	exercise of	exercise price of	available for future
	outstanding	outstanding	issuance under
	options, warrants	options, warrants	equity
Plan category	and rights	and rights	compensation plans
Equity compensation plans
approved by security holders	1,734,199	$11.64	61,708
Equity compensation plans not
approved by security holders	-	-	-
Total	1,734,199	$11.64	61,708

STOCK PRICE PERFORMANCE

     The following table sets forth the range of the high and low selling prices (as provided by the NASDAQ Capital Market) of the Common Stock for each quarterly period within the past two fiscal years. The following high and low selling prices may reflect inter-dealer prices, without retail mark-up, mark-down, or commission, and may not necessarily represent actual transactions.

Quarter Ended	Low	High
March 31, 2009	$1.91	$4.90
June 30, 2009	2.75	4.60
September 30, 2009	2.38	4.89
December 31, 2009	3.51	4.79
March 31, 2010	2.61	3.76
June 30, 2010	2.79	4.70
September 30, 2010	3.63	4.91
December 31, 2010	3.95	5.29

The following graph compares the total returns (assuming reinvestment of dividends) on $100 invested on December 31, 2005 in the Common Stock (REFR), the NASDAQ Composite (U.S.) Stock Index, and the NASDAQ Electronic Component Stock Index. The stock price performance shown on the graph below reflects historical data provided by the NASDAQ Stock Market and is not necessarily indicative of future price performance.

2012 STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

     Any stockholder who intends to present a proposal for action, including the nomination of a candidate for Director, at the Company’s 2012 Annual Meeting of Stockholders, must comply with and meet the requirements of the Company’s By-Laws and of Rule 14a-8 of the SEC. Rule 14a-8 requires, among other things, that any proposal be received by the Company at its principal executive office, 240 Crossways Park Drive, Woodbury, New York 11797, Attention: Corporate Secretary, by December 31, 2011. Section 2.12 of the Company’s By-Laws (a copy of which is available upon request) sets forth the procedures that must be followed with respect to stockholder nominations, which include a requirement that the person making the nomination be a stockholder of record at the time of giving notice for such stockholders meeting and who shall be entitled to vote for the election of directors at the meeting, and that such nomination be made pursuant to timely notice in proper written form to the Secretary of the Company. To be in proper written form, such notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director, (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of the Company which are owned beneficially and of record by such person, (iv) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A promulgated under the Exchange Act of 1934 (including, without limitation, such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), and (v) any other information that is or would be required to be disclosed in a Schedule 13D promulgated under the Exchange Act regardless of whether such person would otherwise be required to file a Schedule 13D, and (b) as to the stockholder giving the notice (i) the name and address, as they appear on the Company’s books, as such stockholder, (ii) the class and number of shares of the Company which are owned beneficially and of record by such stockholder, and (iii) a description of all arrangements or understandings between such stockholder and the person nominated by such stockholder, and any interest by such stockholder in the election of the person nominated by such stockholder, and any relationship between such stockholder and the person so nominated. In addition, a person providing notice under this Section shall supplementally and promptly provide such other information as the Company otherwise requests. At the request of the Board, any person nominated by the Board for election as a director shall furnish to the Secretary of the Company that information required to be set forth in a stockholder’s notice of nomination which pertains to the nominee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under the securities laws of the United States, the Company’s directors, its executive officers, and any persons holding more than ten percent of the Common Stock are required to report their initial ownership of the Common Stock and any subsequent changes in that ownership to the SEC. Specific due dates for these reports have been established, and the Company is required to disclose in this Proxy Statement any failure to file by these dates. All of these filing requirements were satisfied on a timely basis. In making these disclosures, the Company has relied solely on written representations of its directors and executive officers and copies of the reports that they have filed with the Commission.

HOUSEHOLDING INFORMATION

     SEC regulations permit the Company to send a single set of proxy materials, which includes this Proxy Statement and the Annual Report to Stockholders, to two or more stockholders that share the same address. Each stockholder will continue to receive his or her own separate proxy card. Upon written or oral request, the Company will promptly deliver a separate set of proxy materials to a stockholder at a shared address that only received a single set of proxy materials for this year. If a stockholder would prefer to receive his or her own copy, please contact Gregory M. Sottile, by telephone at (516) 364-1902, by U.S. mail at Research Frontiers Incorporated, 240 Crossways Park Drive, Woodbury, NY 11797, or by e-mail at info@SmartGlass.com. Similarly, if a stockholder would like to receive his or her own set of the Company’s proxy materials in future years or if a stockholder shares an address with another stockholder and both would like to receive only a single set of the Company’s proxy materials in future years, please contact Mr. Sottile.

GENERAL AND OTHER MATTERS

     Management knows of no matter other than the matters described above which will be presented to the meeting. However, if any other matters properly come before the meeting, or any of its adjournments, the person or persons voting the proxies will vote them in accordance with his, her or their best judgment on such matters.

By Order of the Board of Directors

JOSEPH M. HARARY, Secretary

Woodbury, New York
April 29, 2011

     THE COMPANY WILL PROVIDE WITHOUT CHARGE A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2010 INCLUDING FINANCIAL STATEMENTS AND ANY SCHEDULES THERETO (EXCEPT EXHIBITS), TO EACH OF THE COMPANY’S STOCKHOLDERS, UPON RECEIPT OF A WRITTEN REQUEST THEREFOR MAILED TO THE COMPANY’S OFFICES, ATTENTION: SECRETARY. REQUESTS FROM BENEFICIAL STOCKHOLDERS MUST SET FORTH A REPRESENTATION AS TO SUCH OWNERSHIP ON APRIL 18, 2011.

[PROXY CARD - FRONT]

PROXY

RESEARCH FRONTIERS INCORPORATED
240 Crossways Park Drive, Woodbury, New York 11797-2033

THIS PROXY IS SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS - June 9, 2011

     The undersigned hereby appoints Robert L. Saxe and Joseph M. Harary, or either of them, as Proxy or Proxies of the undersigned with full power of substitution to attend and to represent the undersigned at the Annual Meeting of Stockholders of Research Frontiers Incorporated to be held on June 9, 2011, and at any adjournments thereof, and to vote thereat the number of shares of stock of the Company the undersigned would be entitled to vote if personally present, in accordance with the instructions set forth on the reverse side hereof. Any proxy heretofore given by the undersigned with respect to such stock is hereby revoked.

Dated:	, 2011

Please sign exactly as name appears above. For joint accounts, each joint owner must sign. Please give full title if signing in a representative capacity.

PLEASE MARK, DATE AND SIGN THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE

[PROXY CARD - BACK]

1.	ELECTION OF DIRECTOR

NOMINEE: Robert L. Saxe

[ ] FOR nominee listed above.

[ ] WITHHOLD AUTHORITY to vote for the nominee listed above.

2.	RATIFICATION OF THE SELECTION OF BDO USA, LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2011.

	[ ] FOR RATIFICATION	[ ] AGAINST RATIFICATION	[ ] ABSTAIN

3.	APPROVAL OF AMENDMENT TO THE 2008 EQUITY INCENTIVE PLAN.

	[ ] FOR APPROVAL	[ ] AGAINST APPROVAL	[ ] ABSTAIN

4.	APPROVE, BY NON-BINDING VOTE, THE COMPANY’S EXECUTIVE COMPENSATION.

	[ ] FOR APPROVAL	[ ] AGAINST APPROVAL	[ ] ABSTAIN

5.	RECOMMEND, BY NON-BINDING VOTE, THE FREQUENCY OF STOCKHOLDER ADVISORY VOTES ON THE COMPANY’S EXECUTIVE COMPENSATION.

	[ ] 3 YEARS	[ ] 2 YEARS	[ ] 1 YEAR	[ ] ABSTAIN

6.	In their discretion, upon such other matters as may properly come before the meeting.

If no specification is made, this proxy will be voted FOR the nominee listed above, FOR RATIFICATION of Proposal 2, FOR APPROVAL of Proposals 3 and 4, and 3 YEARS for Proposal 5

Please indicate whether or not you plan to attend the Annual Meeting on Thursday, June 9, 2011.
Yes [ ]	No [ ]